Senesco’s Lead Therapeutic Candidate, SNS01-T, Granted
Orphan Drug Status from FDA for Treatment of Mantle Cell
Lymphoma and Diffuse Large B-Cell Lymphoma

BRIDGEWATER, N.J. (July 30th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE MKT: SNT) reported today that it was informed on July 26th that the U.S. Food and Drug Administration (FDA) has granted orphan-drug designation for the company’s lead drug candidate SNS01-T for treatment of both mantle cell lymphoma (MCL) and diffuse large B-cell lymphoma (DLBCL). As a result, the company is eligible to receive a number of benefits, including tax credits, access to grant funding for clinical trials, accelerated FDA approval, allowance for marketing exclusivity after drug approval for a period of as long as seven years and potential exemption from the FDA's prescription drug application fee.

“We are pleased mantle cell and diffuse large B-cell lymphomas join multiple myeloma on the list of cancers for which SNS01-T has been granted orphan-drug status by the FDA,” said Leslie J. Browne, Ph.D., Senesco’s Chief Executive Officer. “SNS01-T was designed to selectively trigger cell death in B-cell malignancies. Obtaining orphan-drug status for these cancers is complemented by the efficacy of SNS01-T in mouse models of MCL and DLBCL as well as our plans to evaluate the effectiveness of SNS01-T in patients with these cancers.”

The effects of SNS01-T in mouse models of MCL and DLBCL was presented orally on Thursday, May 17th, 2012 during the “Cancer-Targeted Gene & Cell Therapy” session at the 15th Annual Meeting of American Society of Gene & Cell Therapy in Philadelphia, PA.

The United States Orphan Drug Act of 1983 was created to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, and the Mary Babb Randolph Cancer Center in Morgantown, WV. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Mantle Cell Lymphoma

Mantle cell lymphoma (MCL) is a form of non-Hodgkin lymphoma (NHL), constituting roughly 6 percent of all NHL cases in the United States. It is considered an aggressive form of B-cell lymphoma. The prevalence of MCL in the United States is approximately 27,000 patients.

About Diffuse Large B-Cell Lymphoma (DLBCL)

Diffuse large B-cell lymphoma is the most common type of non-Hodgkin lymphoma (NHL) accounting for up to 30 percent of newly diagnosed cases. DLBCL is a fast-growing B-cell lymphoma that can arise in lymph nodes or outside of the lymphatic system in several organs. It can progress rapidly if untreated. The prevalence of DLBCL in the United States is approximately 137,000 patients

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products. www.senesco.com

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the Company’s ability to recruit and enroll patients in its clinical trial; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods 212-732-4300
rwoods@ceocast.com